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                                                                     EXHIBIT 4.1

                            CYMER LASER TECHNOLOGIES
                                 LOCK-UP LETTER


                                                        __________________, 1996

Morgan Stanley & Co. Incorporated
Montgomery Securities
Needham & Company, Inc.
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036


Ladies and Gentlemen:

         The undersigned understands that you, as representatives (the "Representatives") of the several underwriters (the "Underwriters"), propose to enter into an Underwriting Agreement with Cymer Laser Technologies (the "Company") providing for the public offering (the "Public Offering") by the several Underwriters, including yourselves, of common stock of the Company (the "Common Stock").

         To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

         Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting


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Morgan Stanley & Co. Incorporated
Montgomery Securities
Needham & Company, Inc.

- -------------- ---, 1996
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         Agreement, the terms of which are subject to agreement between the
         Company and the Underwriters.


                                             Very truly yours,



                                             ---------------------------------
                                             (Signature)


                                             ---------------------------------
                                             (Print Name)

                                    Address:
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